EXHIBIT 99.1

FOR IMMEDIATE RELEASE: October 15, 2004	PR04-20

CANYON RESOURCES TO APPOINT
EHRHARDT, KEEFE, STEINER & HOTTMAN, P.C. AS AUDITORS

     GOLDEN, CO—Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, announced that the Audit Committee of its Board of Directors will appoint the accounting firm Ehrhardt, Keefe, Steiner & Hottman, P.C. to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2004. Ehrhardt, Keefe, Steiner & Hottman, P.C. will begin its engagement with the audit of the Company’s 2004 annual financial statements. PricewaterhouseCoopers LLP has agreed to review the financial statements contained in the second and third quarter Form 10-Qs for 2004.

     Upon completion of the quarterly reviews, PricewaterhouseCoopers LLP will no longer be the Company’ independent accountants. The Audit Committee wishes to express their gratitude to PricewaterhouseCoopers LLP for their long-time association as the Company’s independent accountants for a period of almost 20 years. The Audit Committee made the decision to appoint a new independent accounting firm based on economic considerations and desire to seek a firm that is more commensurate with our size, scope and needs in today’s accounting environment.

     Ehrhardt, Keefe, Steiner & Hottman, P.C. is a Denver-based public accounting firm with international affiliations. The firm was formed in 1978 and has a strong natural resource practice and experience in mining and oil and gas industries.

     The reports of PricewaterhouseCoopers LLP on the Company’s financial statements for the years ended December 31, 2002 and 2003 contained an unqualified opinion and there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. As previously announced in our press release dated September 8, 2004, the Company is in the process of preparing an amended 2003 Form 10-K and an amended first quarter Form 10-Q for 2004 to restate prior financial statements. PricewaterhouseCoopers LLP has also agreed to remain as the Company’s independent accountants for the filing of the restatement of the 2003 Form 10-K and the unaudited interim financial statements for the first quarter of 2004.

     The Company is not in compliance with Section 1003(d) of the American Stock Exchange (AMEX) company guide because it has not filed a Form 10-Q for the second quarter of 2004. The Company will file the second quarter Form 10-Q as soon as possible and anticipates filing on or before October 25, 2004. As previously announced in the press release dated September 30, 2004, the AMEX accepted a plan for compliance and granted an extension to October 25, 2004 to file the second quarter Form 10-Q.

     Actual results may differ materially from any forward-looking statement whether expressed or implied in this news release. The following risks and uncertainties which could cause actual results to vary include, but are not limited to: speculative nature of mineral exploration, precious metals prices, production and reserve estimates, production costs, cash flows, environmental and governmental regulations, availability of financing, judicial proceedings and force majeure events. Most of these factors are beyond the Company’s ability to control or predict.

FOR FURTHER INFORMATION,
SEE www.canyonresources.com
OR CONTACT:
Gary C. Huber
Vice President-Finance
(303) 278-8464